Exhibit 99.1

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FatBrain Acquires Prime Source, Accelerating AI Solutions Delivery to the Global Community of Growth Businesses

Prime Source drives digital transformation in businesses linking Europe and Asia, leveraging cloud and AI to drive growth, optimize processes and unlock savings

NEW YORK, June 28, 2022 – FatBrain AI (LZG International Inc.; OTC: LZGI), the leader in artificial intelligence (AI) solutions empowering global growth businesses, has acquired Prime Source, the largest independent IT software developer in Kazakhstan and fifth-largest in Central Asia, delivering proven outcomes to enterprises worldwide since 2007.

Prime Source’s IT engineering scale paired with FatBrain’s peer intelligence AI and accessible subscription model enables tens of millions of businesses across the Near East, Central and South Asia to join the data cloud and AI revolution.

“There are more than 213 million global growth businesses, so-called SMEs, building the economy of the future today. This acquisition allows FatBrain to turbo-charge these businesses with powerful AI and peer intelligence solutions that have historically only been available to a few of the largest companies,” said Peter B. Ritz, co-founder and CEO of FatBrain AI.

Prime Source helps its clients and their customers optimize business processes through robotic automation (BPO+RPA); digital transformation and siloed data integration; risk differentiation and ratings; insight analytics and forecasting. For example, Prime Source rapidly delivered a lending solution that helped its Uzbek client Tenge Bank accelerate its underwriting to build a US$56M auto loan portfolio, issuing 100 loans per day with under 60-minute per loan in processing time. Prime Source also provides strategic supply chain solutions and dynamic risk management and credit monitoring to thousands of businesses and large financial institutions.

“We’ve created a team culture centered on data-driven transparency and outcomes – enabling our customers to rapidly innovate,” said Evgeny Chsherbinin, CEO of Prime Source. “Our extended enterprise reach maximizes our impact across tens of thousands of businesses and the largest economic stakeholders across the region connecting Europe and Asia. For example, Prime Source solutions for corruption risk management and financial crime controls enable the thousands of businesses to assure a robust supply chain and compliant financial conduct, while simultaneously helping the largest financial institutions, heavy industry and state-owned enterprises to quantify improvements in their respective and overall credit ratings. We are very excited to simplify such multi-level complexities alongside FatBrain at scale, and look forward to joining forces to bring the AI revolution to more customers and markets.”

“Our mission at FatBrain is to boost businesses of tomorrow, their clients, suppliers and partners with actionable decision-making to reclaim time, save money and grow profits,” said Dr. Rajarshi Das, co-founder and chief scientific officer at FatBrain. “FatBrain and Prime Source are united in supporting the global community of growth businesses through this extended enterprise GTM.”

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About FatBrain AI (LZG International, Inc.):

FatBrain AI (LZG International, Inc.; OTC: LZGI) is the first and leading provider of powerful and easy-to-use AI solutions to millions of businesses of tomorrow driving the majority of the global economy, empowering them to grow, innovate faster and save money. FatBrain’s innovative solutions transform continuous learning, narrative reasoning, cloud, blockchain and Web3 technologies into auditable, explainable and easy to integrate products. FatBrain’s subscription model allows all companies to deploy its advanced AI solutions quickly and easily, securely utilizing them on premises behind their firewalls or via cloud.

For more information, please visit: https://www.fatbrain.ai.

About Prime Source:

Since 2007, Prime Source has been a powerful design center for software development, technology solutions, data management and strategic IT consulting. Prime Source’s internal team of 450 IT engineers serves more than 2,000 customers in Kazakhstan, CIS Region and the United States, including major banks, state-owned and oil and gas enterprises. It provides businesses of all sizes from startups to multibillion-dollar enterprises with the latest innovations in robotization and business process management, system integration, data management, risk management, analytics and forecasting. Using internal R&D resources, Prime Source is advancing the markets for big data analytics, machine learning, artificial intelligence and blockchain technologies. According to the March 31, 2022 IT provider market survey report by Kursiv Research, Prime Source tops the leaderboard for advanced IT solutions without state-owned or foreign balance sheet support and is fifth-largest overall by revenue in IT services across Central Asia.

For more information, please visit: https://p-s.kz/.